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                         EXHIBIT 21

                 SUBSIDIARIES OF REGISTRANT


Classic Envelope Plus, Ltd.
Graphics Arts Center de Mexico
Graphics Arts Center, Inc.
Mail-Well Canada Holdings, Inc.
Mail-Well Commercial Printing, Inc.
Mail-Well Enveloppe, S.A.
Mail-Well Europe Holdings, LLC
Mail-Well France Holdings
Mail-Well Label Company
Mail-Well Label Holdings, Inc.
Mail-Well Label USA, Inc.
Mail-Well Mexico Holdings, Inc.
Mail-Well Trade Receivables Corporation
Mail-Well West, Inc.
McLaren Morris & Company
Murray Envelope Corporation
Murray Envelope Holdings, Inc.
National Graphics Company
N-M Envelope, Inc.
Poser Business Forms, Inc.
Supremex, Inc.
Wisco II, L.L.C.
Wisco III, L.L.C.
Wisco Envelope Corp.